Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

Stock Market Upturn NotesSM Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	Based Upon the Energy Select Sector SPDR® Fund Due 2011 $1,000.00 per Note

OFFERING SUMMARY

No. 2009 – MTNDD431

(Related to the Product Supplement Dated May 28, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an Upturn Notes product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the product supplement, prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 20, 2009

2 |	STOCK MARKET UPTURN NOTESSM

Stock Market Upturn NotesSM

Based Upon the Shares of the Energy Select Sector SPDR® Fund

Due 2011

This offering summary represents a summary of the terms and conditions of the Stock Market Upturn NotesSM Based Upon the Shares of the Energy Select Sector SPDR® Fund Due 2011 (the “Notes”). It is important for you to consider the information contained in this offering summary, the Upturn Notes product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the Notes. The description of the Notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Upturn Notes set forth in the Upturn Notes product supplement.

You may access the Upturn Notes product supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

■	Upturn Notes Product Supplement filed on May 28, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509120478/d424b2.htm

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below or elsewhere in this offering summary have the meanings given them in the Upturn Notes product supplement.

Overview of the Stock Market Upturn NotesSM

General

The Stock Market Upturn NotesSM Based Upon the Shares of the Energy Select Sector SPDR® Fund Due 2011 are exchange-traded fund (“ETF”) linked notes, issued by Citigroup Funding Inc. and have a maturity of approximately two years. Some key characteristics of the Notes include:

■

Leveraged upside participation. The Notes offer investors a participation rate of five times the upside growth potential of the Underlying Equity up to a maximum return on the Notes of approximately 36.00% to 41.00% (approximately 18.00% to 20.50% per annum on a simple interest basis) (to be determined on the Pricing Date). Thus,

■

If the performance of the Underlying Equity is positive — if the Ending Price of the Underlying Equity is greater than its Starting Price (regardless of the price of the Underlying Equity at any other time during the term of the Notes) — then you will participate in five times such positive return, subject to the Maximum Return on the Notes.

■

If the Ending Price of the Underlying Equity is equal to its Starting Price (regardless of the price of the Underlying Equity at any other time during the term of the Notes), you will receive at maturity only your initial investment in the Notes.

■

If the performance of the Underlying Equity is negative — if the Ending Price of the Underlying Equity is less than its Starting Price (regardless of the price of the Underlying Equity at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

■

No principal protection. The Notes are not principal protected. If the performance of the Underlying Equity is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

■	No periodic income payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other periodic payments on

STOCK MARKET UPTURN NOTESSM	| 3

the Notes. You will also not receive any dividend payments or other distributions, if any, on the shares of the Underlying Equity or the stocks included in the Underlying Equity. Instead, the return on the Notes, which is based on the performance of the Underlying Equity and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. All payments on the Notes are subject to the credit risk of Citigroup Inc.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

■	Investors possessing a moderate growth view on the Energy Select Sector SPDR® Fund who are looking for leveraged upside exposure to such Underlying Equity, subject to a Maximum Return, and who can withstand the risk of losing the principal amount of their investment.

■	Investors who seek to add an energy equity index-based investment to diversify their underlying asset class exposure.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.00 for each $1,000.00 Note sold in this offering. Certain dealers, including Citicorp International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.00 from this underwriting fee for each Note they sell. The Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, will receive a fixed sales commission of $0.00 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the accompanying Upturn Notes product supplement related to this offering for more information.

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Preliminary Terms

Issuer:		Citigroup Funding Inc.
Security:		Stock Market Upturn NotesSM Based Upon the Shares of the Energy Select Sector SPDR® Fund.
Guarantee:		Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:		As of October 20, 2009, A3/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page. The ratings reflect each rating agency’s view of the likelihood that Citigroup Funding Inc. and Citigroup Inc. will honor their obligations to pay the amount due on the Notes at maturity and do not address whether you will gain or lose money on your investment. The Notes are not principal protected and you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:		None.
Principal Amount Issued:		$
Pricing Date:		October , 2009.
Issue Date:		Approximately Three Business Days after the Pricing Date.
Valuation Date:		Approximately Three Business Days before the Maturity Date.
Maturity Date:		Approximately two years after the Issue Date.
Issue Price:		$1,000 per Note.
Periodic Interest:		None.
Underlying Equity:		Energy Select Sector SPDR® Fund (NYSE Arca symbol: “XLE”).
Payment at Maturity:		For each $1,000 Note, $1,000 plus the Note Return Amount, which can be positive, negative or zero.
Note Return Amount:

For each $1,000 Note:

(1) if the Equity Return Percentage is positive, $1,000 x Equity Return Percentage x Upside Participation Rate, provided, however, that the total amount payable at maturity, including principal, cannot exceed between approximately $1,360.00 to $1,410.00 (to be determined on the Pricing Date) per Note;

(2) if the Equity Return Percentage is zero, $0; or

(3) if the Equity Return Percentage is negative, $1,000 x Equity Return Percentage, which will be negative.

Maximum Return:		The return on the Notes will be capped at approximately 36.00% to 41.00% (approximately 18.00% to 20.50% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes. Therefore, the total amount payable at maturity, including principal, cannot exceed between approximately $1,360.00 to $1,410.00 (to be determined on the Pricing Date) per Note.
Upside Participation Rate:		500%.
Equity Return Percentage:		The return on the Underlying Equity, expressed as a percentage, shall equal: Ending Price - Starting Price Starting Price
Starting Price:		The closing price of the Underlying Equity on the Pricing Date.
Ending Price:		The closing price of the Underlying Equity on the Valuation Date.
Listing:		The Notes will not be listed on any exchange.
Purchase Price and Proceeds to Issuer:		Per Note	Total
	Public Offering Price:	$1,000.00	$
	Underwriting Discount (including the Sales Commission described below):	$0.00	$
	Proceeds to Citigroup Funding Inc.:	$1,000.00	$
Sales Commission Earned:		$0.00 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Calculation Agent:		Citigroup Global Markets Inc.
CUSIP:		.

STOCK MARKET UPTURN NOTESSM	| 5

Benefits of the Notes

■

Leveraged Growth Potential. If the Ending Price of the Underlying Equity is higher than its Starting Price, you will participate in five times such appreciation, subject to a Maximum Return on the Notes of approximately 36.00% to 41.00% (approximately 18.00% to 20.50% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes over the term of the Notes.

■	Diversification. The Notes may provide a degree of diversification within the equity portion of an investor’s portfolio through exposure to the Underlying Equity.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the Upturn Notes product supplement and the “Risk Factors” section of the prospectus supplement related to this offering for a full description of risks.

■

Potential for Loss. The amount you receive at maturity on the Notes will depend on the price of shares of the Underlying Equity on the Valuation Date. If the Ending Price of the Underlying Equity is less than its Starting Price, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the price of the Underlying Equity exceeded the Starting Price at one or more times during the term of the Notes.

■

Appreciation Is Capped. The return on the Notes will be capped at approximately 36.00% to 41.00% (approximately 18.00% to 20.50% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes even though you will be subject to the risk of a full decline in the price of the Underlying Equity. If the Ending Price of the Underlying Equity exceeds its Starting Price by an amount greater than the potential Maximum Return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity and is not subject to a maximum return or an investment directly in the stocks included in the Underlying Equity. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below.)

■

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on shares of the Underlying Equity or the stocks included in the Underlying Equity.

■	Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline in Citigroup Inc.’s credit ratings or increase in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the Notes.

■

Volatility of the Underlying Equity. Historically, the value of the Underlying Equity has been volatile. From January 2, 2004 to October 19, 2009, the closing price of the Underlying Equity has been as low as $27.60 per share and as high as $90.25 per share.

■

Potential for a Lower Comparable Yield. The Notes do not pay any periodic interest. As a result, if the Ending Price of the Underlying Equity does not increase sufficiently from its Starting Price, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

■

The Resale Value of the Notes May be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on shares of the Underlying Equity or the stocks included in the Underlying Equity, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity, other economic conditions, the inclusion of commissions and projected profit from

6 |	STOCK MARKET UPTURN NOTESSM

hedging in the public offering price of the Notes and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade, if at all, at prices below their initial issue price of $1,000 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks invested in by the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity or the stocks invested in by the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

■

Relationship to the Underlying Equity. You will have no rights against the Energy Select Sector SPDR® Fund or its issuer or any issuer of any stock included in the Underlying Equity even though the market value of the Notes and the amount you will receive at maturity depend on the price of the Underlying Equity. None of the Energy Select Sector SPDR® Fund or its issuer or any issuer of any stock included in the Underlying Equity is involved in the offering of the Notes and has any obligations relating to the Notes. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to shares of the Underlying Equity or the stocks included in the Underlying Equity.

■

The Price of the Underlying Equity May Not Completely Track the Value of the Energy Select Sector Index. Although the trading characteristics and valuations of the Underlying Equity will usually mirror the characteristics and valuations of the Energy Select Sector Index, the price of the Underlying Equity may not completely track the value of the Energy Select Sector Index. The Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Energy Select Sector Index. Additionally, because the Underlying Equity does not represent all of the stocks underlying the Energy Select Sector Index but only a representative sample of securities which have a similar investment profile as the stocks underlying the Energy Select Sector Index, the Underlying Equity will not fully replicate the performance of the Energy Select Sector Index. See “Description of the Energy Select Sector SPDR® Fund” in this offering summary.

■

Lack of Diversification. Because the Notes are linked to an Underlying Equity composed of stocks in the energy sector, the Notes are exposed to risks associated with an undiversified investment in this sector. Thus, an investment in the Notes is likely to be more volatile than an investment in a note linked to a more diversified basket of stocks. Increased volatility increases the chance that the Ending Price of the Underlying Equity will be less than or equal to its Starting Price, causing you to receive an amount at maturity less than the amount of your initial investment.

■

Your Investment is Concentrated in the Energy Sector. The stocks included in the Energy Select Sector Index and that are generally tracked by the Energy Select Sector SPDR® Fund have been issued by companies whose primary line of business are directly associated with the energy sector. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the Underlying Equity’s performance.

■

The United States Federal Income Tax Consequences of the Notes Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. It is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the Notes. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions

STOCK MARKET UPTURN NOTESSM	| 7

expressed under “Certain United States Federal Income Tax Considerations” in this offering summary. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this offering summary, and that any such guidance could have retroactive effect.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the Upturn Notes product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors should refer to the Upturn Notes product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies in which the Underlying Equity invests is a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Underlying Equity at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Specifically, Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the Underlying Equity) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income or short-term gains generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership” transactions to convert such current ordinary income or short-term gains into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held the underlying investment directly, then such excess gain will be treated as ordinary income and subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to recharacterize some or all of the gains, if any, realized in respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income or short-term gain distributions generated by the Underlying Equity, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However,

8 |	STOCK MARKET UPTURN NOTESSM

because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note in excess of the net long-term capital gain the investor would have realized from a direct investment in the Underlying Equity, the Internal Revenue Service (“IRS”) could take the view that such excess return — or a portion of that excess return — is properly recharacterized as ordinary income under Section 1260 and subjected to an interest charge. Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

Potential Changes in the Treatment of the Notes

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain. Legislation has also been proposed that would treat gain on the sale or exchange of certain commodities positions (including certain indexes and derivatives linked to commodities) as short-term capital gain.

Prospective investors are encouraged to consult their tax advisors regarding the potential impact of various proposed laws and regulations addressing the taxation of derivatives and of commodities positions, and the likelihood any of the foregoing may take effect.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”) any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

■	Such gain is not effectively connected with a U.S. trade or business of such holder, and

■	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

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Description of the Energy Select Sector SPDR® Fund

General

Energy Select Sector SPDR® Fund

According to publicly available documents, the Energy Select Sector SPDR® Fund (the “Fund”) is one of numerous separate investment portfolios called “funds,” which make up the Select Sector SPDR® Trust (the “Trust”), a registered investment company. The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended March 31, 2009; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended June 30, 2009 and other information with the SEC. The Trust’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the energy sector, as measured by the Energy Select Sector Index. The Energy Select Sector SPDR® Fund’s investment operations commenced on December 16, 1998. The Energy Select Sector SPDR® Fund is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that are components of the S&P 500® Index and are involved in the energy sector, including companies from the following industries: oil, gas & consumable fuels and energy equipment & services. As of October 16, 2009, the Energy Select Sector Index included 40 Component Stocks. There is no assurance that the Energy Select Sector SPDR® Fund currently or will continue to hold these component stocks. Current holdings and weightings are updated daily and may be accessed at the website http://www.sectorspdrs.com.

SSgA Funds Management, Inc. is the investment adviser to the Energy Select Sector SPDR® Fund (the “Adviser”). The shares of the Energy Select Sector SPDR® Fund are listed under the symbol “XLE” on the NYSE Arca.

The Energy Select Sector SPDR® Fund utilizes a low cost “passive” or “indexing” investment approach to attempt to approximate the investment performance of the

Energy Select Sector Index, which serves as its benchmark. The Adviser believes that over time the correlation between the Fund’s performance and that of the Energy Select Sector Index, before expenses, will be 95% or better, although there is no guarantee that such correlation will be achieved. A figure of 100% will indicate perfect correlation.

The Energy Select Sector SPDR® Fund generally will hold all of the securities that comprise the Energy Select Sector Index. There may, however, be instances where the Adviser may choose to overweight or underweight another stock in the Energy Select Sector Index, purchase securities not included within the Energy Select Sector Index which the Adviser believes are appropriate to substitute for Energy Select Sector Index securities or utilize various combinations of other available investment techniques in seeking to accurately track the Energy Select Sector Index.

The Energy Select Sector SPDR® Fund will normally invest at least 95% of its total assets in common stocks that comprise the Energy Select Sector Index. The Funds have adopted an investment policy that requires the Fund to provide shareholders with at least 60 days notice prior to any material change in the Fund’s 95% investment policy or changing the Energy Select Sector Index. The Board of Trustees of the Trust (the “Board”) may change the Energy Select Sector SPDR® Fund’s investment strategy and other policies without shareholder approval, except as otherwise indicated. The Board may not change the Energy Select Sector SPDR® Fund’s investment objective without shareholder approval.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of the Select Sector SPDR® Trust’s publicly available documents and neither has made any due diligence investigation or inquiry of the Select Sector SPDR® Trust in connection with the Fund or the offering of the Notes. No representation is made that the publicly available information about the Select Sector SPDR® Trust or the Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. The Select Sector SPDR® Trust is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

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The Energy Select Sector Index

The Energy Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in the Energy Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the S&P 500® Index. THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE THE COMPONENT STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

The Component Stocks have been assigned to the Energy Select Sector Index by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with S&P, assigns Component Stocks to the Energy Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in such index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the assignment of the S&P 500® Index component securities to the Energy Select Sector Index, which is the sole responsibility of the Index Compilation Agent. The Energy Select Sector Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of the Energy Select Sector Index; and (ii) with respect to 50% of the total value of the Energy Select Sector Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the Energy Select Sector Index.

Rebalancing the Energy Select Sector Index to meet the asset diversification requirements is the responsibility of the American Stock Exchange’s Index Services Group (“ISG”). If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Energy Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Energy Select Sector Index will be reduced to 23% of the total value of the Energy Select Sector Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Energy Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Energy Select Sector Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Energy Select Sector Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Energy Select Sector Index. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the Energy Select Sector Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Energy Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Energy Select Sector Index. As detailed below, the Energy Select Sector Index is calculated and disseminated by ISG.

Calculations of the Energy Select Sector Index

With the exception of the weighting constraints described above, the Energy Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index. In particular:

The Energy Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Energy Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

STOCK MARKET UPTURN NOTESSM	| 11

The daily calculation of the Energy Select Sector Index is computed by dividing the total market value of the companies in the Energy Select Sector Index by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Energy Select Sector Index, it is the only link to the original base period value of the Energy Select Sector Index. The Index Divisor keeps the Energy Select Sector Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the Energy Select Sector Index level as a result of non-market forces (corporate actions, replacements of stocks in the Energy Select Sector Index, weighting changes, etc.).

Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Energy Select Sector Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Energy Select Sector Index.

Once a week the database containing the current common shares outstanding for the S&P 500® Index companies is compared by S&P against the shares outstanding used to actually calculate the S&P 500® Index. Any difference of 5% or more is screened for review by S&P. If appropriate, a share change will be implemented by S&P after the close of trading on the following Wednesday. Preannounced corporate actions such as restructurings and recapitalizations can significantly change a company’s shares outstanding. Any changes over 5% are reviewed by S&P and, when appropriate, an immediate adjustment is made to the number of shares outstanding used to calculate the Energy Select Sector Index. Any adjustment made by S&P in shares outstanding will result in a corresponding adjustment to the Energy Select Sector Index.

S&P will advise ISG regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Energy Select Sector Index. Corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Energy Select Sector Index calculation, will be handled by the national securities exchange’s staff and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Energy Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for the Energy Select Sector Index would be disseminated promptly by ISG.

Dissemination of the Energy Select Sector Index

Similar to other stock index values published by a national securities exchange, the value of the Energy Select Sector Index will be calculated continuously and disseminated every 15 seconds over the Consolidated Tape Association’s Network B. The major electronic financial data vendors—Bloomberg, Reuters and Bridge Information Systems—are expected to publish information on the Energy Select Sector Index for their subscribers.

The S&P 500® Index

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of September 30, 2009, the common stocks of 409 of the 500 companies included in the S&P 500® Index were listed on the New York Stock Exchange (the “NYSE”). As of September 30, 2009, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P

12 |	STOCK MARKET UPTURN NOTESSM

500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of September 30, 2009, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of the companies currently included in such sectors indicated in parentheses): Consumer Discretionary (9.2%), Consumer Staples (11.5%), Energy (11.7%), Financials (15.2%), Health Care (13.1%), Industrials (10.2%), Information Technology (18.7%), Materials (3.5%), Telecommunication Services (3.2%) and Utilities (3.7%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

■	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

■	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

■	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all S&P 500 component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total

STOCK MARKET UPTURN NOTESSM	| 13

market value of the S&P 500 component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

14 |	STOCK MARKET UPTURN NOTESSM

Historical Data on the Energy Select Sector SPDR® Fund

The shares of the Underlying Equity have been listed on NYSE Arca under the symbol “XLE” since November 7, 2008. The shares of the Underlying Equity were listed on the American Stock Exchange from December 16, 1998 to November 6, 2008. The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for shares of the Underlying Equity, as reported on the American Stock Exchange or the NYSE Arca, as applicable, as well as the cash dividends paid per share of the Underlying Equity.

According to information on the Select Sector SPDR® website, on October 16, 2009, there were 106,124,200 shares of the Underlying Equity outstanding.

Holders of Notes will not be entitled to any rights with respect to shares of the Underlying Equity or the stocks included in the Underlying Equity (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend
2004
Quarter
First	$30.20	$27.60	$0.12217
Second	$31.92	$28.91	$0.12664
Third	$35.15	$30.60	$0.12369
Fourth	$37.65	$34.39	$0.13306
2005
Quarter
First	$44.93	$34.66	$0.13090
Second	$45.87	$38.66	$0.14440
Third	$54.49	$45.17	$0.14057
Fourth	$53.54	$45.60	$0.14761
2006
Quarter
First	$57.95	$51.19	$0.13678
Second	$59.82	$50.16	$0.16143
Third	$58.81	$50.88	$0.37414
Fourth	$61.85	$51.00	$0.18369
2007
Quarter
First	$61.00	$54.05	$0.18692
Second	$71.10	$60.87	$0.20322
Third	$75.70	$65.05	$0.00000
Fourth	$80.40	$71.16	$0.19766
2008
Quarter
First	$80.40	$67.27	$0.19880
Second	$90.25	$75.10	$0.20281
Third	$88.97	$61.65	$0.22838
Fourth	$62.36	$40.00	$0.45388
2009
Quarter
First	$51.95	$38.12	$0.00000
Second	$53.95	$43.36	$0.22979
Third	$55.89	$44.52	$0.49983
Fourth (through October 19, 2009)	$59.76	$51.97	$0.00000

The closing price of shares of the Underlying Equity on October 19, 2009 was $59.76.

STOCK MARKET UPTURN NOTESSM	| 15

Graph of Historical Closing Prices

The following graph illustrates the historical performance of the Energy Select Sector SPDR® Fund based on the closing price of shares of the Underlying Equity from January 2, 2004 through October 19, 2009. Past performance of the shares of the Underlying Equity is not indicative of future closing prices.

License Agreement

“Standard & Poor’s® ,” “Standard & Poor’s 500® ,” “S&P® ,” “S&P 500® “ and “SPDR® “ are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The notes have not been passed on by Standard & Poor’s or The McGraw-Hill

Companies. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect to the Notes.

16 |	STOCK MARKET UPTURN NOTESSM

Hypothetical Amounts Payable at Maturity

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Prices of the Underlying Equity. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Prices of the Underlying Equity on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue Price: $1,000.00 per Note

■	Annualized dividend yield of the Underlying Equity: 1.80%

■	Maximum Return: 38.50% (19.25% per annum on a simple interest basis)

■	Maturity: 2 years

■	Starting Price: 59.00

■	Upside Participation Rate: 500%

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Note Return Amount, which, in turn, will depend on the actual Starting Price, Ending Price and Maximum Return.

Ending Price	Underlying Equity Return Percentage(1)(2)	Total Return on Underlying Equity(3)	Total Return on Notes(4)	Per Annum Return on Notes(5)	Note Return Amount(6)	Maturity Payment per Note
0.00	-100.00%	-96.40%	-100.00%	-50.00%	-$1,000.00	$0.00
29.50	-50.00%	-46.40%	-50.00%	-25.00%	-$500.00	$500.00
44.25	-25.00%	-21.40%	-25.00%	-12.50%	-$250.00	$750.00
45.73	-22.50%	-18.90%	-22.50%	-11.25%	-$225.00	$775.00
47.20	-20.00%	-16.40%	-20.00%	-10.00%	-$200.00	$800.00
48.68	-17.50%	-13.90%	-17.50%	-8.75%	-$175.00	$825.00
50.15	-15.00%	-11.40%	-15.00%	-7.50%	-$150.00	$850.00
51.63	-12.50%	-8.90%	-12.50%	-6.25%	-$125.00	$875.00
53.10	-10.00%	-6.40%	-10.00%	-5.00%	-$100.00	$900.00
54.58	-7.50%	-3.90%	-7.50%	-3.75%	-$75.00	$925.00
56.05	-5.00%	-1.40%	-5.00%	-2.50%	-$50.00	$950.00
57.53	-2.50%	1.10%	-2.50%	-1.25%	-$25.00	$975.00
59.00	0.00%	3.60%	0.00%	0.00%	$0.00	$1,000.00
60.48	2.50%	6.10%	12.50%	6.25%	$125.00	$1,125.00
61.95	5.00%	8.60%	25.00%	12.50%	$250.00	$1,250.00
63.43	7.50%	11.10%	37.50%	18.75%	$375.00	$1,375.00
64.90	10.00%	13.60%	38.50%	19.25%	$385.00	$1,385.00
66.38	12.50%	16.10%	38.50%	19.25%	$385.00	$1,385.00
67.85	15.00%	18.60%	38.50%	19.25%	$385.00	$1,385.00
69.33	17.50%	21.10%	38.50%	19.25%	$385.00	$1,385.00
70.80	20.00%	23.60%	38.50%	19.25%	$385.00	$1,385.00
72.28	22.50%	26.10%	38.50%	19.25%	$385.00	$1,385.00
73.75	25.00%	28.60%	38.50%	19.25%	$385.00	$1,385.00
75.23	27.50%	31.10%	38.50%	19.25%	$385.00	$1,385.00
76.70	30.00%	33.60%	38.50%	19.25%	$385.00	$1,385.00
78.18	32.50%	36.10%	38.50%	19.25%	$385.00	$1,385.00
79.65	35.00%	38.60%	38.50%	19.25%	$385.00	$1,385.00
82.60	40.00%	43.60%	38.50%	19.25%	$385.00	$1,385.00
85.55	45.00%	48.60%	38.50%	19.25%	$385.00	$1,385.00
88.50	50.00%	53.60%	38.50%	19.25%	$385.00	$1,385.00
91.45	55.00%	58.60%	38.50%	19.25%	$385.00	$1,385.00
94.40	60.00%	63.60%	38.50%	19.25%	$385.00	$1,385.00

(1)	(Ending Price – Starting Price) / Starting Price
(2)	The Underlying Equity Return Percentage does not include the annualized dividend yield on the Underlying Equity or the stocks included in the Underlying Equity.
(3)	Assumes dividend yield on the shares of the Underlying Equity is on a simple interest basis and is not re-invested.
(4)	The percentage return for the entire term of the Notes capped by the hypothetical 38.50% Maximum Return.
(5)	Calculated on a simple interest basis.
(6)	The dollar return for the entire term of the Notes capped by the hypothetical 38.50% Maximum Return.

STOCK MARKET UPTURN NOTESSM	| 17

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Upturn Notes product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Notes (             Notes) at $1,000.00 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.00 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.00 per Note on sales to certain other dealers. The Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, will receive a fixed sales commission of $0.00 for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to

18 |	STOCK MARKET UPTURN NOTESSM

Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Additional Considerations

If the shares of the Energy Select Sector SPDR® Fund are delisted, or trading in such shares is suspended, the Calculation Agent may select successor or substitute securities that the Calculation Agent determines in its sole discretion to be comparable to the relevant shares and the price of such successor or substitute securities will be substituted for all purposes. If the Energy Select Sector SPDR® Fund is liquidated or otherwise terminated, the closing price of the Energy Select Sector SPDR® Fund will be determined by the Calculation Agent by reference to the Energy Select Sector Index. In this event, the sections “Discontinuance of an Underlying

Equity Index” and “Alteration of the Method of Calculation of an Underlying Equity Index” in the Upturn Notes product supplement will apply to the Energy Select Sector Index.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount due.

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and certificates. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

Stock Market Upturn NotesSM is a registered service mark of Citigroup Global Markets Inc.

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